(EXHIBIT 23.1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 6,750,000 shares of Common Stock under the S&P Global Inc. 2019 Stock Incentive Plan and 250,000 shares of Common Stock under the S&P Global Inc. Amended and Restated Director Deferred Stock Ownership Plan of our reports dated February 12, 2019, with respect to the consolidated financial statements of S&P Global Inc., and the effectiveness of internal control over financial reporting of S&P Global Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

May 14, 2019